SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                            (Amendment No. __)

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    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to Section 240.14a-11(c)
    or Section 240.14a-12


                        Bucyrus International, Inc.
             (Name of Registrant as Specified In Its Charter)

                      ______________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                         BUCYRUS INTERNATIONAL, INC.

                               P.O. Box 500
                           1100 Milwaukee Avenue
                     South Milwaukee, Wisconsin 53172

                 Notice of Annual Meeting of Shareholders
                         To Be Held April 30, 1997


To the Shareholders of Bucyrus International, Inc.:

   You are hereby notified that the annual meeting of shareholders of Bucyrus International, Inc. will be held at the South Milwaukee Community Center, 1919 12th Avenue, South Milwaukee, Wisconsin, on Wednesday, April 30, 1997, at 10:00 a.m. Central Time, for the following purposes:

   1. To elect seven directors to serve for the ensuing year.

   2. To ratify the appointment of Arthur Andersen LLP to serve as independent auditors of the Company.

   3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The Board of Directors has fixed the close of business on March 17, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

   We hope that you will be able to attend the meeting in person, but if you are unable to do so, please complete, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you can revoke the proxy at any time before it is actually voted.


                                     By Order of the Board of Directors
                                     BUCYRUS INTERNATIONAL, INC.


                                     /s/Craig R. Mackus
                                     Craig R. Mackus
                                     Secretary and Controller

South Milwaukee, Wisconsin
March 26, 1997

                         BUCYRUS INTERNATIONAL, INC.

                               P.O. Box 500
                           1100 Milwaukee Avenue
                     South Milwaukee, Wisconsin 53172

                              PROXY STATEMENT
                                    FOR
                      ANNUAL MEETING OF SHAREHOLDERS
                         To be Held April 30, 1997

   This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Bucyrus International, Inc. (the "Company"), a Delaware corporation, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on April 30, 1997, at 10:00 a.m. Central Time, at the South Milwaukee Community Center, 1919 12th Avenue, South Milwaukee, Wisconsin, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

   Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting, by attending the Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

   A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the election to the Board of Directors of the seven nominees named below, FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 1997, and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the proposal to ratify Arthur Andersen LLP as independent auditors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

   Only holders of record of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on March 17, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 10,534,574 shares of Common Stock, each of which is entitled to one vote per share. Proxy statements and proxies will be mailed to shareholders on or about March 31, 1997. All expenses of solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company has retained D. F. King to assist in the solicitation of proxies, and expects to pay such firm a fee of approximately $4,000 plus out-of-pocket expenses. Brokers, nominees and custodians who hold Common Stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

   A quorum of shareholders is necessary to take action at the Annual
Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares of Common Stock on a particular matter (a "broker non-vote"), those shares will not be considered as present and entitled to vote with respect to that matter. For purposes of determining the approval of any matter submitted to the shareholders for a vote, abstentions will have the same effect as shares of Common Stock that have been withheld for the purpose of electing directors and as voted "against" the ratification of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1997, and broker non-votes will have no effect on the voting.

                           ELECTION OF DIRECTORS

   The Board currently consists of nine persons. On March 5, 1997, the Board, acting pursuant to Section 4.2 of the Restated Bylaws of the Company, adopted a resolution establishing the number of directors at seven, effective as of the date of the Annual Meeting. Accordingly, at the Annual Meeting, seven directors will be elected to hold office until the 1998 annual meeting of shareholders and until their successors are duly elected and qualified.

   Management does not expect that any of the nominees listed below will be unable to serve as director, but if that should occur for any reason prior to the Annual Meeting, the persons named as proxies on the enclosed form of proxy reserve the right to vote for another person of their choice.

   The vote necessary to elect the directors nominated is governed by Section
3.9 of the Company's Bylaws, which provides that directors are elected by a "plurality" of the votes cast. This means that the number of nominees corresponding to the number of seats on a board of directors to be filled at a shareholders' meeting who receive the highest number of votes shall be elected. In the case of the Annual Meeting, the seven nominees who receive the highest number of votes for their election as directors will be the persons elected to the seven director positions to be filled at the Annual Meeting. The vote required for the ratification of the appointment of Arthur Andersen LLP as independent auditors for the year ending December 31, 1997, and the vote required to approve any other matter to be presented at the Annual Meeting, is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Nominees for Election at the Annual Meeting

   The following sets forth certain information, as of March 17, 1997, about each of the nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years. Except for Mr. Armour Swanson, each nominee has previously served as a director of the Company. Messrs. Macaluso, Poole and Victor have not been nominated for reelection because the number of directors has been reduced from nine to seven and their terms will expire on the date of the Annual Meeting.

   CRAIG SCOTT BARTLETT, JR., 63, Director of the Company since December 14, 1994. Since 1990, Mr. Bartlett has been a consultant on banking matters, and in conjunction with such activities was Senior Vice President and Chief Credit Officer of MTB Bank, a private banking firm, from 1992 to 1994. From 1984 to 1990, he was Executive Vice President, Senior Lending Officer and Chairman, Credit Policy Committee, of National Westminster Bank USA. Mr. Bartlett is a director of MTB Bank, The Bibb Company, Darling International, Inc., Harvard Industries, Inc., Janus Industries, Inc., NVR, Inc., Ocean View Capital, Inc., and Western Systems, Inc.

   WILLARD R. HILDEBRAND, 57, Director, President and Chief Executive Officer of the Company since March 11, 1996. Mr. Hildebrand was President and Chief Executive Officer of Great Dane Trailers, Inc. (a privately held manufacturer of a variety of truck trailers) from 1991 to 1996. Prior to 1991, Mr. Hildebrand held a variety of sales and marketing positions with Fiat-Allis North America, Inc. and was President and Chief Operating Officer from 1985 to 1991.

   FRANK W. MILLER, 52, Director of the Company since March 11, 1996. Mr. Miller was the Interim President and Chief Executive Officer of the Company from August 1, 1995 to March 11, 1996. Mr. Miller is President of Miller Associates, Inc. ("Miller Associates"), a management consulting and private investment corporation established by Mr. Miller in January, 1995. From 1989 to 1994, Mr. Miller was Vice Chairman and Chief Executive Officer of Darling International, Inc. Mr. Miller is a director of Entex Information Services, Inc., Quality Institute International, Sound Advice and M. F. Horan Company.

   JOSEPH J. RADECKI, JR., 38, Director of the Company since December 14, 1994. Since 1990, Mr. Radecki has been an Executive Vice President of Jefferies & Company, Inc., an investment banking and advisory firm. From 1983 to 1990, Mr. Radecki was a First Vice President in the International Capital Markets Group at Drexel Burnham Lambert, Inc. where he specialized in financial restructurings and recapitalizations.

   F. JOHN STARK, III, 37, Director of the Company since December 14, 1994. Since 1990, Mr. Stark has been a Senior Vice President, General Counsel and portfolio manager of the Special Investments Portfolio for PPM America, Inc., an investment management company. Mr. Stark is also a Senior Managing Director of the PPM America Special Investments Fund, LP. From 1989 to 1990, Mr. Stark was employed by Washington Square Capital. From 1986 to 1989 he was Chief Operating Officer and General Counsel of Rubber Research Elastomerics, Inc. in Minneapolis, Minnesota, and from 1984 to 1986 he was employed by the law firm of Briggs and Morgan in Minneapolis, Minnesota. Mr. Stark is a director of PPM America, Inc., Carolina Steel Corporation, LePage's Incorporated and IPM Products Corporation.

   RUSSELL W. SWANSEN, 39, Director of the Company since December 14, 1994. Mr. Swansen has been President of PPM America, Inc. since 1990. From 1987 to 1990, Mr. Swansen was an Executive Vice President of Washington Square Capital, a financial services subsidiary of NWNL Co., where he headed its investment advisory division and was a director of Washington Square Mortgage Company, a residential mortgage banking firm. Mr. Swansen is a director of PPM America, Inc. and Carolina Steel.

   ARMOUR F. SWANSON, 64, currently serves as Acting President and Chief Executive Officer of Carolina Steel Corporation (on an interim basis) and was previously President and Chief Executive Officer of Zenith Sintered Products, Inc. (a privately held manufacturer of powder metal components) from 1985 to 1995. From 1983 to 1985, Mr. Swanson was President of Universal Instruments Division of Dover Corporation and from 1980 to 1983 he was President of Waukesha Bearings Division of Dover Corporation. Mr. Swanson is a director of Carolina Steel Corporation, Spacesaver Corporation, Omni-Tech Corporation and Zenith Sintered Products, Inc.

   Unless otherwise indicated, each director listed above is a citizen of the United States and the address of such person is the Company's principal executive offices. There are no family relationships among directors and executive officers of the Company.

                            BOARD OF DIRECTORS

General

   The Board held six meetings in 1996. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 1996.

   The Board has a standing Audit Committee ("Audit Committee") and a standing Compensation and Management Development Committee (the "Compensation Committee"). The Audit Committee consists of Messrs. Poole, Radecki and Stark. The principal functions performed by the Audit Committee, which met once in 1996, are to meet with the Company's independent public accountants before the annual audit to review procedures and the scope of the audit; to review the results of the audit; to review the financial control mechanisms used by the Company and the adequacy of the Company's accounting and financial controls; and to annually recommend to the Board a firm of independent public accountants to serve as the Company's auditors. The Compensation Committee in 1996 consisted of Messrs. Bartlett and Swansen. The principal functions of the Compensation Committee, which met once in 1996, are to review and make recommendations to the Board concerning (i) the compensation and related benefits of elected officers; (ii) incentive and bonus plans that include elected officers; and (iii) long-range planning for executive development and succession. It also reviews Company policies regarding compensation for senior management and other employees, and establishes and periodically reviews Company policies on management perquisites. In addition, a committee consisting of Messrs. Bartlett and Stark administers the 1996 Employees' Stock Incentive Plan and Non-Employee Directors' Stock Option Plan.

   The Board has no standing nominating committee.

Director Compensation

   Directors of the Company, other than full time employees, currently receive $2,500 each month, regardless of whether meetings are held or the number of meetings held. Messrs. Stark and Swansen have declined to accept any fees. Instead, such fees are paid by the Company directly to Jackson National Life Insurance Company ("JNL"), the assets of which are managed by PPM America, Inc., the employer of Messrs. Stark and Swansen. For the period January 1, 1996 to March 10, 1996, JNL directed that Messrs. Swansen's and Stark's $2,000 monthly fees be paid by the Company to Jefferies & Company, of which Mr. Radecki is Executive Vice President. For the period March 11, 1996 to December 31, 1996, JNL directed that Messrs. Swansen's and Stark's $2,500 monthly fees be paid by the Company to Miller Associates, of which Mr. Miller is President. No fees are paid for attendance at committee meetings, except for Mr. Bartlett who was paid $13,000 during 1996, at the rate of $1,000 per day for the period January 1, 1996 to March 31, 1996 and $1,500 per day for the period April 1, 1996 to December 31, 1996, for services performed as a member of certain committees of the Board. Directors are also reimbursed for out-of-pocket expenses.

   In addition to the compensation described above, each director who was not a full time employee of the Company automatically received an option for 2,000 shares of Common Stock at an option price of $6.00 per share on February 16, 1995 (the effective date of the Non-Employee Directors' Stock Option Plan), an option for 2,000 shares of Common Stock on February 8, 1996 at an option price of $9.25 per share and an option for 2,000 shares of Common Stock on February 5, 1997 at an option price of $7.50 per share, in accordance with the terms of such plan. Under the terms of the Non-Employee Directors' Stock Option Plan, each person who was a director on the effective date of the plan automatically received an option for 2,000 shares of Common Stock. The plan further provides that each person who was not a director on the effective date of the plan automatically receives an option for 2,000 shares of Common Stock when first elected as a non-employee director of the Company. Pursuant thereto, Messrs. Macaluso and Miller were each granted an option for 2,000 shares of Common Stock on March 11, 1996 at an option price of $9.00 per share. Subsequent to the initial grant, each non-employee director (who continues to serve in such capacity) automatically receives an option to purchase an additional 2,000 shares of Common Stock on the date of the first Board meeting of each calendar year for as long as the plan remains in effect. Notwithstanding the above, Messrs. Stark and Swansen have declined to accept any options under such plan. The option price for all options granted under the Non-Employee Directors' Stock Option Plan is equal to the last sale price of the Common Stock on The Nasdaq Stock Market on the date of grant. Options granted to non-employee directors under the Non-Employee Directors' Stock Option Plan terminate on the earlier of (a) ten years after the date of grant,
(b) six months after the non-employee director ceases to be a director by reason of death, or (c) three months after the non-employee director ceases to be a director for any reason other than death.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the beneficial ownership as of March 17, 1997 of the outstanding Common Stock by each person who is known to the Company to be the beneficial owner of five percent or more of the outstanding Common Stock:

   Name and Address           Amount and Nature of          Percent of
   of Beneficial Owner        Beneficial Ownership            Class

Jackson National Life
 Insurance Company(1)
5901 Executive Drive
Lansing, MI  48911-5333           4,228,382(1)                40.14%

SSP, Inc.(2)
3801 Kennett Pike
Wilmington, DE  19807
                                  1,160,979(2)                11.02%(2)
Greycliff Partners(2)
89 Headquarters Plaza
Morristown, NJ  07960

Franklin Resources, Inc.
777 Mariners Island Blvd.
San Mateo, CA  94404                774,899(3)                 7.36%
____________________
(1) According to the Schedule 13D ("13D") statement dated December 23, 1994, as amended by Amendment No. 1 thereto dated April 4, 1995
      (i) JNL shares voting power and dispositive power with PPM America, Inc. over all such shares; (ii) PPM America, Inc. serves as the investment advisor to JNL pursuant to a Discretionary Investment Management Agreement between JNL and PPM America, Inc. dated as of April 14, 1993; and (iii) JNL and PPM America, Inc. are both indirect, wholly-owned subsidiaries of Prudential Corporation plc, a corporation organized under the laws of the United Kingdom.
(2) According to a 13D dated June 16, 1995, Greycliff Partners shares voting and dispositive power over 1,160,979 shares of Common Stock with Mikael Salovaara and Alfred C. Eckert, III, its general partners. The 13D also states that Greycliff Partners is the investment advisor for and shares voting and dispositive power with the South Street Corporate Recovery Fund I, L.P., the South Street Leveraged Corporate Recovery Fund, L.P. and the South Street Corporate Recovery Fund I (International), L.P. (collectively the "South Street Funds"), except that such powers held by Greycliff Partners are subject to the supervision and control of the South Street Funds' respective general partners. Such funds share voting and dispositive power over 914,908 shares, 223,297 shares and 22,774 shares of Common Stock, respectively. The 13D also states that SSP, Inc., the ultimate general partner for both the South Street Corporate Recovery Fund I, L.P. and the South Street Leveraged Corporate Recovery Fund, L.P., shares voting and dispositive power over 1,138,205 shares of Common Stock, and that SSP International, Inc., the ultimate general partner for the South Street Corporate Recovery Fund I (International), L.P., shares voting and dispositive power over 22,774 shares of Common Stock. Notwithstanding the above reference to Greycliff Partners, it is the Company's understanding that since the filing of the 13D, SSP, Inc. has assumed direct responsibility for exercising the voting and dispositive power over the South Street Corporate Recovery Fund I, L.P. and the South Street Leveraged Corporate Recovery Fund, L.P. All such shares over which Greycliff Partners and the other parties described herein share beneficial ownership were acquired upon the conversion of certain debt securities of the Company during bankruptcy. JNL has objected to the proofs of claim filed with the Bankruptcy Court by the indenture trustees for the debt securities to the extent that such proofs of claim related to debt securities beneficially owned by the South Street Funds. As a result of such objection, the Company believes that the shares of Common Stock beneficially owned by the South Street Funds are being held in escrow pursuant to an agreement between JNL and the South Street Funds pending further order of the Bankruptcy Court with respect to JNL's objection.
(3) Includes 741,331 shares of Common Stock beneficially owned by Age High Income Fund. Age High Income Fund, a Colorado organization, is a subsidiary of Franklin Resources, Inc., a Delaware corporation. According to the Schedule 13G statement dated February 12, 1996 filed with the Securities and Exchange Commission by Franklin Resources, Inc. and Age High Income Fund (i) Franklin Resources, Inc. has shared dispositive power over and sole voting power over 774,899 shares of Common Stock; and (ii) Age High Income Fund has sole voting power over, shared dispositive power over, the right to receive dividends from and the right to receive proceeds from the sale of 741,331 shares of Common Stock.

Executive Officers and Directors

   The following table sets forth the beneficial ownership as of March 17, 1997 of the Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group.

                           Amount and Nature
   Name of                   of Beneficial      Percent of
Beneficial Owner             Ownership(1)        Class(2)

C.S. Bartlett, Jr.            6,000 (3)              *
W.R. Hildebrand             500,000 (4)            4.66%
C.S. Macaluso                 4,000 (3)              *
C.R. Mackus                     972                  *
F.W. Miller                   4,100 (3)              *
M. G. Onsager                     0                  *
T.B. Phillips                     0                  *
G.A. Poole, Jr.               6,000 (3)              *
J.J. Radecki, Jr.             6,000 (3) (5)          *
F.J. Stark, III                   0 (3) (6)          *
T.W. Sullivan                     0                  *
R.W. Swansen                      0 (3) (7)          *
A. F. Swanson                   100                  *
S.M. Victor                   6,000 (3)              *
All directors and
executive officers
as a Group (14 persons)     533,072                4.95%
____________________
(1) Unless otherwise noted, amounts indicated reflect shares as to which the beneficial owner possesses sole voting and dispositive powers. Also included are shares subject to stock options if such options are exercisable within 60 days of March 17, 1997.
(2) Percentage of total number of shares of Common Stock outstanding, plus, for each individual owning options and for the group, the assumed exercise of that number of options which are included in the total number of shares beneficially owned by them. Asterisk denotes less than 1%.
(3) Includes options to purchase shares of Common Stock granted under the Non-Employee Directors' Stock Option Plan as follows: for Messrs. Bartlett, Poole, Radecki and Victor - 6,000 options each; for Messrs. Macaluso and Miller - 4,000 options each.
(4) Includes 200,000 shares subject to the exercise of options under the 1996 Employees' Stock Incentive Plan, as well as 266,667 shares of restricted Common Stock issued under the 1996 Employees Stock Incentive Plan over which Mr. Hildebrand holds sole voting power.
(5) Mr. Radecki was selected as a director of the Company by JNL (which is deemed to be the beneficial owner of 4,228,382 shares of Common Stock) pursuant to the provisions of Section 5.04(c) of the Amended Plan.
      Mr. Radecki disclaims beneficial ownership of all such shares.
(6) Mr. Stark is a director and an officer of PPM America, Inc., which is deemed to be the beneficial owner of 4,228,382 shares of Common Stock. Mr. Stark disclaims beneficial ownership of all such shares.
(7) Mr. Swansen is a director and an officer of PPM America, Inc., which is deemed to be the beneficial owner of 4,228,382 shares of Common Stock. Mr. Swansen disclaims beneficial ownership of all such shares.

                             LEGAL PROCEEDINGS

   JNL, currently the holder of approximately 40.14% of the outstanding
Common Stock and 97.2% of the Company's Secured Notes due December 14, 1999 (see "CERTAIN RELATIONSHIPS - Ownership of Secured Notes"), filed a claim (the "JNL 503(b) Claim") against the Company with the United States Bankruptcy Court, Eastern District of Wisconsin ("Bankruptcy Court") for reimbursement of approximately $3,300,000 of professional fees and disbursements incurred in connection with the Company's chapter 11 proceedings pursuant to Section 503(b) of the Bankruptcy Code. Pursuant to a settlement agreement dated May 23, 1995, JNL agreed that, in the event that the JNL 503(b) Claim is allowed in whole or in part by the Bankruptcy Court, in lieu of requiring payment of any award in cash, JNL will accept payment in Common Stock at a price equal to $5.6375 per share. By order dated June 3, 1996, the Bankruptcy Court ruled that JNL would be awarded the sum of $500. JNL has appealed the decision.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to each person who served as the Company's Chief Executive Officer during fiscal 1996 and each of the four most highly compensated executive officers other than the Chief Executive Officer who were in office on December 31, 1996. The persons named in the table are sometimes referred to herein as the "named executive officers."

                                       Annual           Long-Term Compensation
                                   Compensation(1)              Awards
                                                       Restricted     Securities
   Name and                                              Stock        Underlying        All Other
Principal Position       Year   Salary($)   Bonus($)    Award($)(4)   Options(#)   Compensation ($)(2)

Willard R. Hildebrand    1996   $323,816    $200,000    $2,700,000     200,000          $265,931
 President and Chief
 Executive Officer

Frank W. Miller          1996         (3)          -             -           -                 -
 Interim President       1995         (3)          -             -           -                 -
 and Chief Executive
 Officer (3)

Craig R. Mackus          1996    123,000      26,975             -           -             4,090
 Secretary and           1995    114,900      10,000             -           -             3,732
 Controller              1994    105,030           -             -           -             3,447

Michael G. Onsager       1996    101,672      22,666             -           -             3,336
 Vice President -        1995     80,361           -             -           -             2,617
 Engineering             1994     70,255           -             -           -             2,291

Thomas B. Phillips       1996    119,168      26,976             -           -             4,299
 Vice President -        1995    104,202      10,000             -           -             3,833
 Materials               1994     97,096           -             -           -             3,397

Timothy W. Sullivan      1996    128,004      34,644             -           -             4,260
 Vice President -        1995    114,932      10,000             -           -             4,124
 Marketing               1994    102,507           -             -           -             3,362

_______________
(1) Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year.
(2) "All Other Compensation" includes the employer match under the Company's 401(k) savings plan for 1996, 1995 and 1994, respectively: W. R. Hildebrand ($4,750), C. R. Mackus ($3,690, $3,403, $3,151),
     M. G. Onsager ($3,050, $2,411, $2,108), T. B. Phillips ($3,262, $2,961,
     $2,913), and T. W. Sullivan ($3,840, $3,798, $3,075); life insurance premium payments for 1996, 1995 and 1994, respectively: W. R. Hildebrand ($2,775), C. R. Mackus ($400, $329, $296), M. G. Onsager
     ($286, $206, $183), T. B. Phillips ($1,037, $872, $484), and T. W.
     Sullivan ($420, $326, $287); and payments made in 1996 in connection with employment agreements: W. R. Hildebrand ($258,406 including a relocation allowance of $187,021 and a pension benefit of $71,385).
(3) Mr. Miller became Interim President and Chief Executive Officer pursuant to a Management Agreement (the "Management Agreement"), dated July 21, 1995, as amended, between the Company and Miller Associates. Amounts paid by the Company under the Management Agreement were paid to Miller Associates and Mr. Miller was separately compensated by Miller Associates. Pursuant to the Management Agreement, Mr. Miller served as Interim President and Chief Executive Officer until March 11, 1996 when Mr. Hildebrand was appointed as President and Chief Executive Officer by the Board. See "CERTAIN RELATIONSHIPS - Transactions with Management."
(4) Represents the market value on the date of grant of restricted Common Stock granted under the 1996 Employees' Stock Incentive Plan. At the end of the last fiscal year, the number and value (based on the fiscal year-end closing price of $8.75 per share) of the aggregate restricted stock holdings of the named individual were 300,000 ($2,625,000). Of the 300,000 shares, 33,333 vested on March 11, 1997, 33,333 will vest on March 11, 1998 and 33,334 will vest on March 11, 1999. The remaining 200,000 shares of restricted Common Stock vest under a Time Accelerated Restricted Stock Agreement, which provides for vesting in eight years (assuming continued employment, with certain exceptions) and provides for earlier release in the third, fourth, and fifth years if certain earnings targets are reached by the Company. Dividends are payable on the restricted Common Stock at the same rate as on unrestricted shares.

Option Grants Table

     The following table shows all individual grants of stock options and stock appreciation rights under the Company's 1996 Employees' Stock Incentive Plan to the named executive officers during 1996:


                    Number of   % of Total
                   Securities    Options/
                   Underlying      SARs                                       Grant
                    Options/    Granted to    Exercise or                     Date
                      SARs       Employees  Base Price Per    Expiration     Present
Name               Granted(#)     In 1996    Share($/sh)(1)       Date     Value ($)(2)
W. R. Hildebrand   200,000(3)      71%         $5.0875         3/10/2006    $1,310,000

(1) The market price of the Common Stock on the date of grant, March 11, 1996, was $9.00 per share.
(2) Present value is determined as of the grant date, March 11, 1996, using the Black-Scholes Model. This is a theoretical value for the stock options which was constructed with the following underlying assumptions: a five year expected period to time of exercise; a risk free rate of return of 6.34%; an expected dividend yield of 0%; and a calculated volatility of 66.82%. The amount realized from a stock option ultimately depends on the market value of the stock at a future date.
(3)  Non-qualified stock options.

     Executive officers of the Company are eligible to receive stock options, stock appreciation rights ("SARs"), restricted stock, and other awards under the Company's 1996 Employees' Stock Incentive Plan. An award of 30,000 stock options and 50,000 SARs was made to Mr. Daniel Smoke, the Company's chief financial officer, upon his hiring in November, 1996, and on February 5, 1997 the Board approved the award of stock options to various employees, including the named executive officers (but not including Mr. Hildebrand and Mr. Smoke).

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table provides certain information about stock option exercises and year-end values of stock options held by Mr. Hildebrand, who is the only named executive officer who held stock options during the fiscal year ended December 31, 1996.

                                                                    Value of Unexercised
                                       Number of Securities             In-the-Money
              Shares                   Underlying Unexercised         Options/SAR's at
             Acquired                  Options/SARs at Fiscal        Fiscal Year End (1)
                On           Value          Year End (#)                     ($)
             Exercise      Realized
Name           (#)           ($)     Exercisable  Unexercisable   Exercisable  Unexercisable
Willard R.
Hildebrand      0            N/A       200,000          0          $732,500         N/A

(1)         Based on the $8.75 per share market value of the Common Stock on December
            31, 1996, determined with reference to the last sale price of the Common
            Stock on that date as reported on The Nasdaq Stock Market.  Options are
            "in-the-money" if the fair market value of the stock on the date indicated exceeds the exercise price.

Pension Plan Table

     The following table sets forth the estimated annual benefits payable on a straight life annuity basis (prior to offset of one-half of estimated Social Security benefits) to participating employees, including officers, upon retirement at normal retirement age for the years of service and the average annual earnings indicated under the Company's defined benefit pension plan.

                              Years of Service
Remuneration     35        30        25        20        15

  $125,000    $ 76,563  $ 65,625  $ 54,688  $ 43,750  $ 32,813
   150,000      91,875    78,750    65,625    52,500    39,375
   175,000     107,188    91,875    76,563    61,250    45,938
   200,000     122,500   105,000    87,500    70,000    52,500
   225,000     137,813   118,125    98,438    78,750    59,063
   250,000     153,125   131,250   109,375    87,500    65,625
   300,000     183,750   157,500   131,250   105,000    78,750
   400,000     245,000   210,000   175,000   140,000   105,000
   450,000     275,625   236,250   196,875   157,500   118,125
   500,000     306,250   262,500   218,750   175,000   131,250

    Covered compensation for purposes of the Company's defined benefit pension plan consists of the average of a participant's highest total salary and bonus (excluding compensation deferred pursuant to any non-qualified plan) for a consecutive five year period during the last ten calendar years of service prior to retirement.

    The years of credited service under the defined benefit pension plan for each of the named executive officers are as follows: Mr. Hildebrand (0), Mr. Mackus (17), Mr. Onsager (17), Mr. Phillips (20) and Mr. Sullivan (18).

    Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has supplemental plans which authorize the payment out of general funds of the Company of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

       BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board, subject to the approval of the Board, is responsible for the compensation packages offered to the Company's executive officers, including the Chief Executive Officer (the "CEO") and the named executive officers. Prior to March 11, 1996, the Compensation Committee consisted of Messrs. Bartlett and Stark; since March 11, 1996, the Compensation Committee consists of Messrs. Bartlett and Swansen.

Executive Compensation

    The Compensation Committee, in consultation with the CEO, establishes base salaries for the executive officers of the Company which the Company believes are commensurate with their respective responsibilities, position, and experience. Consideration is also given to the compensation levels of similarly situated personnel of other companies in the industry where such information is available. When making adjustments in base salaries, the Compensation Committee generally considers the foregoing factors as well as corporate financial performance and return to shareholders. In individual cases where appropriate, the Compensation Committee also considers nonfinancial performance measures, such as increases in market share, manufacturing efficiency gains, improvements in product quality, and improvements in relations with customers, suppliers, and employees. Executive officer base salaries are reviewed annually. The Compensation Committee generally begins its review by analyzing the current base salaries of the executive officers. Based on such review, the corporate performance of the Company, the individual contributions of the executive officers, and the factors discussed above, the Compensation Committee then recommends approval of its determinations to the Board.

    Executive officers and other Company employees participated in the 1996 Management Incentive Plan. Under the 1996 Management Incentive Plan, the Compensation Committee established a management incentive budget based on budgeted earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and, in consultation with the CEO, established target incentive bonus percentages of between 10% and 30% of base salary for executive officers (other than the CEO, whose target incentive bonus percentage is established pursuant to his employment agreement - see "Chief Executive Officer Compensation," below) and certain employees. These targeted percentages were adjustable pursuant to a formula based on a range of values whereby the target incentive bonus percentage would be zero (and no bonuses would be paid) if actual EBITDA was less than 90% of budgeted EBITDA, and a maximum bonus of two times the target incentive bonus percentage would be paid if actual EBITDA was 150% or more of budgeted EBITDA. In 1996, the Company's actual EBITDA exceeded budgeted EBITDA, and the target incentive bonus percentages were increased by approximately 9%. After target bonus amounts were established, actual bonuses were further adjusted, again in consultation with the CEO, based on the achievement of preestablished individual performance objectives. Various employees, including the named executive officers, received bonuses under the 1996 Management Incentive Plan.

Chief Executive Officer Compensation

    The base salary and certain awards under the Company's 1996 Employees' Stock Incentive Plan for Mr. Hildebrand, the Company's CEO, were established by negotiation between the Company and Mr. Hildebrand at the time he was hired in 1996 and are set forth in an employment agreement between the Company and Mr. Hildebrand. See "CERTAIN RELATIONSHIPS - Employment Agreement; Change of Control." The factors recited in the first paragraph above under "Executive Compensation," were considered by the Compensation Committee and the Board in these negotiations.

    Mr. Hildebrand also participated in the 1996 Management Incentive Plan on the same basis as the other employees who participated. Mr. Hildebrand's target incentive bonus percentage of 50% of base salary was established pursuant to his employment agreement. No individual performance adjustment was made for Mr. Hildebrand.

International Revenue Code Section 162(m)

    Under Section 162(m) of the Internal Revenue Code, the tax deduction by certain corporate taxpayers, such as the Company, is limited with respect to compensation paid to certain executive officers unless such compensation is based on performance objectives meeting specific regulatory criteria or is otherwise excluded from the limitation. The compensation package of Mr. Hildebrand, the Company's CEO, does not so qualify, nor does the 1996 Management Incentive Plan meet the regulatory criteria for exclusion from the limitation. Where practical, the Compensation Committee intends to qualify compensation paid to the Company's executive officers in order to preserve the full deductibility thereof under Section 162(m), although the Compensation Committee reserves the right in individual cases to cause the Company to enter into compensation arrangements which may result in some compensation being nondeductible under Code Section 162(m).

                         BUCYRUS INTERNATIONAL, INC.
                         COMPENSATION COMMITTEE

                         C. Scott Bartlett, Jr.
                         F. John Stark, III (prior to March 11, 1996)
                         Russell W. Swansen (from March 11, 1996)

Compensation Committee Interlocks and Insider Participation

    From July 25, 1995 to March 11, 1996, the Compensation Committee consisted of Messrs. Bartlett and Stark. The Compensation Committee now consists of Messrs. Bartlett and Swansen. Mr. Swansen is an Executive Officer of PPM America, Inc., which serves as investment advisor to, and is a sister company to, JNL, owner of approximately 40.14% of the outstanding Common Stock. JNL is also a holder of approximately $63,963,000 face amount of the Company's Secured Notes due December 14, 1999 (the "Secured Notes"). For a description of such notes, see "CERTAIN RELATIONSHIPS - Ownership of Secured Notes."

                          PERFORMANCE INFORMATION

    The following graph compares the Company's cumulative total shareholder return with the cumulative total return of the Standard & Poor's 500 Stock Index and the Machinery (Diversified) Subgroup of the Standard & Poor's 500 Stock Index. The graph assumes $100 was invested on December 31, 1994 and assumes the reinvestment of dividends. The companies currently in the Machinery (Diversified) Subgroup are Case Corp., Caterpillar, Inc., Cincinnati Milacron, Cooper Industries, Deere & Co., Dover Corporation, Harnischfeger Industries, Ingersoll-Rand, NACCO Industries and Timken Co. Data for only 1995 and 1996 is presented since the Common Stock did not begin to publicly trade until December 22, 1994.

                   Comparison of Cumulative Total Return
   Among Bucyrus International, Inc., Standard & Poor's 500 Stock Index
                 and Machinery (Diversified) Subgroup Index


                   [LINE GRAPH SHOWING THE CHART BELOW]


                                                        December 31,
                                                    1994    1995    1996
S&P 500 Stock Index. . . . . . . . . . . . . . . .  $100    $137    $169
Machinery (Diversified) Subgroup Index.  . . . . .   100     124     154
Bucyrus International, Inc. . . . . . .. . . . . .   100     116     125

                           CERTAIN RELATIONSHIPS

Transactions with Management

    The Company entered into the Management Agreement with Miller
Associates, pursuant to which the Company engaged Miller Associates to provide certain management services, including those of Mr. Miller as Interim President and Chief Executive Officer and James D. Annand as Interim Chief Financial Officer. Mr. Miller is the President of Miller Associates.

    The Management Agreement provided that Messrs. Miller and Annand and certain other employees of Miller Associates (the "Project Team") would provide management services and expertise to the Company and manage the operations of the Company commencing on August 2, 1995 until terminated by the Company as described below. Pursuant to the Management Agreement, the Company agreed to pay Miller Associates a monthly fee of $65,000 for each of August and September, 1995 and $55,000 for each month thereafter until the Company hired a new chief executive officer and such person commenced employment with the Company. The Company also agreed to reimburse Miller Associates for all reasonable out-of-pocket expenses incurred by Miller Associates in connection with the Project Team's performance under the Management Agreement. The Management Agreement further provided that neither Mr. Miller or Mr. Annand, nor any other employee of Miller Associates, would be considered an employee of the Company and that Miller Associates would be responsible for payment of compensation, disability benefits and unemployment insurance, and for the payment and withholding of payroll taxes. The Management Agreement was terminated with the hiring of Mr. Hildebrand as President and Chief Executive Officer on March 11, 1996. As provided by the Management Agreement, following the termination thereof, Mr. Annand remained as Interim Chief Financial Officer through August, 1996. The total cost to the Company in 1996 for these services was approximately $268,000.

Employment Agreement; Change of Control

    The Company and Mr. Hildebrand are parties to an Employment Agreement, dated March 11, 1996, pursuant to which Mr. Hildebrand was employed as President and Chief Executive of the Company. The Company also agreed to use its best efforts to elect him as a director. The base salary provided is $400,000 per year, subject to increase at the discretion of the Board.
Mr. Hildebrand is also eligible to participate in the Company's Management Incentive Plan ("Bonus Plan") which shall provide for an annual cash incentive bonus equal to 50% of base salary in the event of achievement of targeted performance and a maximum of 100% of base salary in the event of exceptional performance, as determined in accordance with the Bonus Plan. The Employment Agreement provided for a payment of $187,021 to compensate Mr. Hildebrand for his change of residence as well as reimbursement of reasonable relocation costs. Mr. Hildebrand is entitled to participate in the Company's employee benefit plan for senior executives and is provided other fringe benefits, such as country club membership, vacation and the use of a Company car. To reimburse Mr. Hildebrand for lost retirement benefits, the Company agreed to provide him with a fully vested retirement benefit at a cost to the Company of $71,385.

    The initial term of the Employment Agreement is three (3) years, with two (2) automatic one-year renewals unless the Company terminates at least two
(2) months before a renewal period. In addition, the Company may terminate Mr. Hildebrand's employment at any time for "cause," as defined, and on two
(2) months' notice without cause. Mr. Hildebrand may terminate his employment at any time by giving at least ninety (90) days' notice. Mr. Hildebrand is to receive different severance compensation based on whether the termination is
(i) for "cause," (ii) voluntary on Mr. Hildebrand's part, (iii) voluntary on the Company's part without "cause," or (iv) due to death or Disability, as defined.

    The Employment Agreement provides for certain payments in the event that Mr. Hildebrand's employment is terminated as a result of a "Qualifying Termination," as defined, due to a "Change of Control" of the Company, defined
(i) as acquisition of 20% or more of the voting power of the Company's securities by a person who did not own 5% or more of the Company's voting securities on the date of the Employment Agreement, (ii) as shareholder approval of a merger or consolidation of the Company with another corporation where the former Company shareholders own less than 50% of the combined entity, (iii) as shareholder approval of a sale of substantially of all of the Company's assets, (iv) if, during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board cease to constitute at least a majority of the directors, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, (v) the sale by JNL or any of its affiliates of more than 66% of the Common Stock owned by JNL on March 11, 1996, except to JNL or any affiliate of JNL, or (vi) the Company shall become eligible to terminate the registration of any class of its securities then registered under the Securities Exchange Act of 1934, as amended.

    One of the events of Qualifying Termination is termination by Mr. Hildebrand for "Good Reason," which is defined as (i) assignment of duties materially inconsistent with the President's duties, responsibilities and status or a material reduction or material alteration thereof, (ii) basing
Mr. Hildebrand at least fifty (50) miles further from his residence than the distance such residence is, at the date of the Change of Control, from the Company's headquarters, (iii) a reduction in Mr. Hildebrand's base salary, or
(iv) a material reduction in Mr. Hildebrand's participation in various Company plans. Upon the termination of employment under a Qualifying Termination within six (6) months before, or twenty-four (24) months after, a Change of Control, the Company is obligated to pay Mr. Hildebrand's base salary for the greater of (i) the remainder of the employment term, or (ii) one (1) year. In addition, Mr. Hildebrand is to receive the average of the bonus compensation paid to him in the past two (2) years, or if bonus compensation has been paid for one (1) year or less preceding the Qualifying Termination, a fractional share of such bonus. The Employment Agreement provides that if any compensation which would be payable under the Employment Agreement contingent on a Change in Control would result in the imposition of an excise tax on Mr. Hildebrand pursuant to the Internal Revenue Code or in the non-deductibility of such compensation by the Company for Federal income tax purposes, then arrangements shall be made to pay Mr. Hildebrand one dollar ($1) less than the maximum which he would receive without becoming subject to the excise tax or which the Company may pay without losing its deduction; provided, however, such reduction will be made only if it results in Mr. Hildebrand receiving a greater net benefit than he would have received had a reduction not occurred and an excise tax been paid.

    Pursuant to the Employment Agreement, Mr. Hildebrand was granted non-qualified stock options for 200,000 shares of Common Stock, 100,000 shares of restricted Common Stock, and 200,000 shares of restricted Common Stock pursuant to a Time Accelerated Restricted Stock Agreement. The agreements covering the 300,000 shares of restricted Common Stock provide that the restriction period ends on a Change of Control and that all such shares will then be free of restrictions.

Senior Executive Termination Benefits Agreements

    In December, 1995, the Company and each of Messrs. Mackus, Phillips and Sullivan (each an "Executive") entered into Senior Executive Termination Benefits Agreements which provided for the payment of certain termination benefits (generally, the continuation of base salary for a period of 18 months and continued participation in the Company's employee benefit and fringe benefit plans for a period of 12 months following termination) if their employment was terminated in any case other than voluntary termination, termination for "cause," as defined, or upon normal retirement. These terminations benefits would also have been payable following certain events, such as a change in function or status with the Company, or a Company-imposed requirement that he relocate his residence or primary place of business.
These Agreements also provided for an increase in Messrs. Mackus', Phillips' and Sullivan's base salaries to $123,000, $115,000 and $128,000, respectively, and a cash bonus of $10,000, which was paid to each in 1995. These agreements expired by their terms on December 31, 1996. The Company is in the process of negotiating Employment Agreements with Messrs. Mackus, Onsager, Phillips and Sullivan.

Financial Advisory Agreement

    The Company entered into a Letter Agreement (the "Letter Agreement") dated March 7, 1997, with Jefferies & Company ("Jefferies") pursuant to which Jefferies will act as the Company's exclusive financial advisor in connection with a specified transaction. Mr. Radecki, a director of the Company, an Executive Vice President of Jefferies. The Company has agreed pursuant to the Letter Agreement to pay Jefferies a one-time retainer fee and a fee for each fairness opinion that Jefferies issues. The Company will, in addition, pay Jefferies a success fee and all reasonable out-of-pocket expenses incurred by Jefferies in connection with the Letter Agreement. The Letter Agreement also contains standard indemnification provisions whereby the Company will indemnify and hold harmless Jefferies and certain related parties from liabilities arising out of the Letter Agreement. The Company had a similar agreement dated June 14, 1995, and amended on August 9, 1995, with Jefferies and Chanin and Company ("Chanin"), of which Mr. Victor, a director of the Company, is Executive Vice President and a principal, pursuant to which Jefferies and Chanin acted as financial advisors. This prior agreement has expired.

Registration Rights Agreement

    Pursuant to the terms of the Second Amended Joint Plan of Reorganization (the "Amended Plan"), under which the Company emerged from Bankruptcy on December 14, 1994 (the "Effective Date"), the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") which grants rights to each person entitled to receive in the aggregate 1,000,000 or more shares of Common Stock (a "Relevant Holder") pursuant to the provisions of the Amended Plan. To the knowledge of the Company, JNL is the only person or entity entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, a Relevant Holder has the right to (a) require the Company under certain circumstances to file a registration statement under the Securities Exchange Act of 1933 ("Securities Act"), to permit a public offering of Common Stock owned by such Relevant Holders; and
(b) participate in certain other registrations of Common Stock under the Securities Act made on behalf of the Company for other holders of Common Stock. Under the terms of the Registration Rights Agreement, Relevant Holders holding 15% or more of the shares of Common Stock then entitled to the benefits of such agreement may request the Company to file one or more registration statements under the Securities Act with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration provided that the Company generally will not be required to effect more than three such registrations. Relevant Holders also may participate in offerings proposed by the Company. These rights are subject to certain conditions and limitations, among them the right of the Company to postpone for a reasonable period of time (but not exceeding 120 days) the requested filing of a registration statement if the Company determines such registration would interfere with a material corporate transaction, development or other specified matters. Pursuant to the terms of the Registration Rights Agreement, the Company must pay all expenses, other than fees and commissions of underwriters, incident to the registration and sale of shares of Common Stock held by Relevant Holders. The registration rights, if not fully exercised, terminate on the third anniversary of the Effective Date.

Ownership of Secured Notes

    On February 29, 1996, JNL, the holder of approximately 40.14% of the outstanding Common Stock (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT"), purchased from parties other than the Company approximately $56,000,000 face amount of the Company's Secured Notes. The Secured Notes pay interest semi-annually at a rate of 10.5% per annum, if paid in cash, or 13.0% per annum if paid in kind. Interest on the Secured Notes is payable in kind at the discretion of the Company. Because all interest on the Secured Notes has been paid in kind, JNL now holds approximately $63,963,000 of the Secured Notes, or approximately 97.2% of the $65,785,000 of Secured Notes outstanding on December 31, 1996. The Secured Notes are secured by a security interest on substantially all of the Company's property (other than land and buildings), the shares of the Company's United States subsidiaries and 65% of the shares of certain non-United States subsidiaries, subject, however, to a prior security interest in such assets securing not more than $16,000,000 of indebtedness. Messrs. Radecki, Stark and Swansen, directors of the Company, were selected by JNL prior to the Effective Date to serve as directors.

                        INDEPENDENT PUBLIC AUDITORS

    On February 5, 1997, the Board, based on the recommendation of the Audit Committee, appointed the firm of Arthur Andersen LLP, to serve as the Company's independent auditors for the current fiscal year. It is expected that representatives of such firm will be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

    Arthur Andersen LLP has served as the Company's independent auditors since May 31, 1995. On May 31, 1995, the Company dismissed Deloitte &
Touche LLP as its independent auditors. Deloitte & Touche LLP's reports on the Company's financial statements for the period January 1, 1994 to December 13, 1994 and the period December 14, 1994 to December 31, 1994 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Board approved the decision to change the Company's independent auditors upon the recommendation of the Audit Committee. During the Company's two most recent fiscal years and through May 31, 1995 there have been no disagreements with Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. During the Company's two most recent fiscal years and through May 31, 1995, there have been no reportable events.

    Although not required by law to submit the appointment to a vote by shareholders, the Board believes it appropriate, as a matter of policy, to request that the shareholders ratify (by a simple majority of the shares represented at the Annual Meeting in person or by proxy) the appointment of Arthur Andersen LLP as independent auditors for 1997. If the shareholders should not so ratify, the Board will reconsider the appointment.

    THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1997. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" SUCH RATIFICATION.

           SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity security, to file with the Securities and Exchange Commission ("SEC") and with The Nasdaq Stock Market reports of ownership and changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on review of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1996 fiscal year, all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with except two reports on Form 5, each covering one transaction, which were filed late by Mr. Victor and Mr. Radecki, each a director of the Company. In addition, the following individuals and entities failed to file a required Form 3 to report their acquisition of securities arising out of the distribution to them of Common Stock under the Company's Second Amended Joint Plan of Reorganization in December, 1994: Greycliff Partners; Alfred C. Eckert, III; Mikael Salovaara; South Street Corporate Recovery Fund I, L.P.; South Street Corporate Recovery Fund I (International), L.P.; South Street Leveraged Corporate Recover Fund I, L.P.; SSP Advisers, L.P.; SSP, Inc.; SSP International, Inc.; SSP International Partners, L.P., and SSP Partners, L.P. These failures to file have been corrected by the filing of Form 5's by each of the above-named persons and entities in October, 1996. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

    Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, the Company is required to disclose the names of directors, executive officers and greater than 10% beneficial owners who did not file a Form 5, unless the Company has obtained a written statement that no filing is required. At the date of this proxy statement, the Company has received such written statements from all reporting persons who did not file a Form 5.

                           SHAREHOLDER PROPOSALS

    A shareholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in the Company's proxy materials must submit the proposal to the Company in advance of the meeting. Proposals for the annual meeting to be held in 1998 must be received by the Company at its principal office no later than December 31, 1997. The Company's Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board; (2) the nomination, other than by or at the direction of the Board, of candidates for election as directors; and (3) the request to call a special meeting of shareholders. Any shareholder who wishes to take such action should obtain a copy of the By-Laws and may do so by written request addressed to the Secretary of the Company at the principal executive offices of the Company.

                               OTHER MATTERS

    The Board is not aware of any other matters that may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is the intention of the persons named as proxies in the enclosed form of proxy to vote such proxies in accordance with the best judgment of a majority of the proxies on such matters.

                               ANNUAL REPORT

    The Company's Annual Report to Shareholders, including audited financial statements for the year ended December 31, 1996, although not a part of this Proxy Statement, is delivered herewith.

                                  By Order of the Board of Directors
                                  BUCYRUS INTERNATIONAL, INC.



                                  /s/Craig R. Mackus
                                  Craig R. Mackus
                                  Secretary and Controller
South Milwaukee, Wisconsin
March 26, 1997




    The Company will furnish to any shareholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year 1996. Requests for Form 10-K must be in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172.

                         BUCYRUS INTERNATIONAL, INC.
                               P. O. Box 500
                           1100 Milwaukee Avenue
                     South Milwaukee, Wisconsin  53172



        This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith, hereby appoints
C. R. Mackus and J. F. Bosbous, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Bucyrus International, Inc. held of record by the undersigned on March 17, 1997, at the annual meeting of shareholders to be held on April 30, 1997, or any adjournment or postponement thereof.

                        (Continued on reverse side)


         Please mark your
A  / X / votes as in this
         example.

                FOR all nominees          WITHHOLD
             listed at right (except  AUTHORITY to vote
                as marked to the      for all nominees
                contrary below)        listed at right
                                                        Nominees:
1. Election of                                          C. Scott Bartlett, Jr.
   Directors       /   /                    /  /        Willard R. Hildebrand
                                                        Frank W. Miller
                                                        Joseph J. Radecki, Jr.
INSTRUCTIONS:  To withhold authority to vote for        F. John Stark, III
any individual nominee, write that nominee's name       Russell W. Swansen
in the space provided below.                             Armour F. Swanson
____________________________________________________

                                           FOR     AGAINST   ABSTAIN
2. Ratify the appointment of Arthur       /   /     /   /     /   /
   Andersen LLP to serve as independent
   auditors of the Company.

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
   UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
   BEFORE THE MEETING.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees, "FOR" Item 2 and with respect to any other matter which may properly come before the Annual Meeting in accordance with the best judgement of the proxies appointed.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE

Signature __________________  ___________________________  DATED ______, 1997
                              SIGNATURE (IF HELD JOINTLY)

IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.